Exhibit 99.1

For more information contact:
Peter Benoist, President and CEO (314) 725-5500
Frank Sanfilippo, Chief Financial Officer (314) 725-5500
Jerry Mueller, Senior Vice President (314) 512-7251

ENTERPRISE BANK & TRUST ACQUIRES DEPOSITS AND LOANS OF VALLEY CAPITAL BANK IN PHOENIX

St. Louis, December 11, 2009. Enterprise Bank & Trust, a subsidiary of Enterprise Financial Services Corp (NASDAQ: EFSC), announced that it has entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (FDIC) to assume all of the deposits and certain assets of Valley Capital Bank in the Phoenix suburb of Mesa, Arizona.

At September 30, 2009, Valley Capital Bank reported assets of approximately $40.3 million, loans of approximately $23.7 million, other real estate owned of approximately $5.2 million and deposits of approximately $41.3 million. As part of the purchase and assumption transaction, Enterprise and the FDIC have entered into a loss sharing agreement on the assets acquired.

Valley Capital Bank’s location at 1910 S. Stapley Drive in Mesa will open on Monday, December 14, 2009 as a branch of Enterprise Bank & Trust. Valley Capital Bank depositors will automatically become depositors of Enterprise Bank & Trust and deposits will continue to be insured by the FDIC.

“We are delighted to welcome Valley Capital Bank’s clients to Enterprise Bank & Trust as we further expand our banking operations in Arizona,” said Jack Barry, Arizona Market President for Enterprise. “Clients can be assured that their deposits are safe and readily accessible.”

Peter Benoist, President and CEO of Enterprise Financial, commented “This transaction represents an important milestone in our Arizona expansion strategy, which we launched with the establishment of a commercial loan production office in Phoenix. It allows us now to operate as a full-service bank in Arizona through our new Enterprise Bank & Trust location in Mesa. Also, it enables us to open additional Enterprise locations in the greater Phoenix area, subject to the normal regulatory approvals.”

Depositors of Valley Capital Bank can access their money by writing checks or using ATM or debit cards as before. Checks drawn on Valley Capital Bank will continue to be processed and loan customers should continue to make their payments as usual. Customers can continue to bank as they normally do.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City and a lending office in Phoenix, primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in Enterprise Financial’s 2008 Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.